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                                                                   Exhibit 10.21

                  SENIOR EXECUTIVE LONG-TERM INCENTIVE PROGRAM
                                 MARCH 30, 2000


ELIGIBILITY: Senior executives selected by the President and Chief Executive Officer as being directly responsible for significant revenue or profit generation or key policy making.

PARTICIPATION: Participants shall be selected not later than March 30 of the first year of a Performance Period. At the time of selection, participants shall be designated to participate in the Program in Tier 1, Tier 2 or Tier 3, provided that participants' participation levels may be changed during the Performance Period to reflect changes in their level of revenue or profit responsibility or policy-making during the Performance Period. Notwithstanding the foregoing, an employee who is hired for or promoted to a position of eligibility after the beginning of a Performance Period may become a participant on a pro rated award basis at any time during the first two years of a Performance Period.

PERFORMANCE PERIOD: A three calendar year period selected by the President and Chief Executive Officer to be a Performance Period for purposes of the Program. The first Performance Period shall be the period commencing January 1, 2000 and ending December 31, 2002.

AWARDS: If corporate and personal objectives (the "Objectives") determined at the beginning of a Performance Period are fully achieved during a Performance Period, participants in Tier 1 will be paid a lump sum of $500,000, those in Tier 2 shall be paid a lump sum of $250,000, and those in Tier 3 shall be paid a lump sum of $125,000, in each case less amounts required by law to be withheld.

OBJECTIVES: For the first Performance Period, (a) the Corporate Objectives are cumulative consolidated net sales of more than $5.5 billion and cumulative consolidated operating income of more than $540 million, subject to adjustment to reflect the effects of any extraordinary material transactions during such period such as acquisitions, divestitures or restructurings, and (b) each participant's Personal Objectives shall be full achievement of his or her Division's, Brand's, Product Category's or Region's long-term strategic objectives, goals, strategies and measures for such Performance Period, such milestones to be established annually by the President and Chief Executive Officer in consultation with the executive's direct supervisor, if applicable, except that participants whose compensation is subject to Section 162m of the Internal Revenue Code shall not have Personal Objectives. No award shall be payable unless the Corporate Objectives are at least achieved and Personal Objectives are at least 75% achieved. The participant's progress toward achievement of Personal Objectives shall be reviewed at least quarterly with the President and Chief Executive Officer (and direct supervisor, if applicable). If Personal Objectives for the Performance Period are at least 75% achieved (weighted as the President and Chief Executive Officer may specify), the participant will receive a percentage of the award provided for above equal to the percentage of Personal Objective achievement. The lump sum payable to a participant who is selected for participation, or whose participation level is changed, during a Performance Period shall be prorated to reflect the portion of the


Performance Period during which he or she was a participant or the relative periods during which he or she participated at the different levels, as the case may be.

FORFEITURE: All amounts accrued under the Program for a participant shall be forfeited if the participant's employment with the Company is terminated prior to payment of his or her award under circumstances not entitling the participant to severance under applicable policies of the Company or under any employment agreement or offer letter between the Company and the participant, except that a participant who dies, becomes disabled or retires with the Company's consent during the Performance Period may, in the discretion of the President and Chief Executive Officer, receive an award pro rated for the number of months of the Performance Period for which an award is to be made that the participant was employed prior to his or her death, disability or retirement. If a participant's employment is terminated prior to such award under circumstances entitling him or her to severance and the participant's progress toward achieving personal objectives was evaluated as on course toward at least 75% achievement of Personal Objectives for at least two of his or her three most recent quarterly reviews, the executive will be entitled to a pro rata payment of the Program award based on the number of months of such Performance Period during which he or she was employed. No payments of pro rata Program awards shall be made until and unless awards are made to participants who remain employed to the date for full payment.

GENERAL: The President and Chief Executive Officer shall be the administrator of the Plan and all questions related to its interpretation and administration shall be determined by him in his sole discretion. In administering the Plan, the President and Chief Executive




Officer shall not be required to make any such determinations in a manner consistent between different participants or circumstances. Designation of an executive as a participant in the Plan shall not confer any right to continued employment. Revlon reserves the right to terminate or modify the Plan at any time, provided that should it do so appropriate action shall be taken to preserve for the participant's benefit amounts that would have been payable under the Plan if the participant had terminated employment under circumstances entitling him or her to severance immediately prior to such termination or modification.